Dated May 3, 2006
Filed Pursuant to Rule 433

Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:		Aaa/AAA
Trade Date/Pricing Effective Time:		May 3, 2006
Settlement Date (Original Issue Date):		May 22, 2006
Maturity Date:		September 28, 2015
Principal Amount (in Specified Currency):		NZD 225,000,000
Equivalent Principal Amount in U.S. Dollars:	US$ US$	143,408,250 (based on the exchange rate of NZD 1.00 = 0.64041)
Price to Public (Issue Price):		98.073%
Agents’ Commission:		0.400%
Net Proceeds to Issuer (in Specified Currency):		$221,950,051.63
All-in Price:		97.673 accrued interest	% (excluding )
Accrued Interest (in Specified Currency):		NZD 2,185,801.63
Benchmark:		NZGB 6 2015	% due April 15,
Benchmark Yield:		5.81%
Spread to Benchmark:		Plus 0.97 basis points
Re-Offer Yield:		6.780%
Interest Rate Per Annum:		6.500%
Interest Payment Dates:		Semi-Annually on March 28 and September 28 of each year, commencing September 28, 2006 and ending on the Maturity Date

Dated May 3, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132807

Day Count Convention:	Actual/Actual (ICMA)

Denominations:	Minimum of NZD 10,000 and multiples of NZD 1,000 thereafter

Business Days:	New York, London, Wellington and Auckland

Listing:

Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market with effect on or after December 1, 2005

Clearance and Settlement:	Euroclear and Clearstream, Luxembourg only

CUSIP:	N/A

ISIN:	XS0230331356

Common Code:	023033135

Other:	N/A

Plan of Distribution:

The Notes are being purchased by Deutsche Bank AG, London Branch (the “Underwriter”), as principal, at the Issue Price of 98.073% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Reopening of Issue

The Notes are intended to be fully-fungible and be consolidated and form a single issue for all purposes with the Company’s NZD500,000,000 and NZD250,000,000 principal amount of Global Medium-Term Notes due September 28, 2015, as described in the Company’s Pricing Supplement No. 4230 dated September 26, 2005 and Pricing Supplement No. 4252 dated November 30, 2005, respectively.

Dated May 3, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132807

Calculation of Interest

Each Note will bear interest at the Interest Rate Per Annum. Interest on the Notes will be calculated by applying the Interest Rate Per Annum to the principal amount of the Notes, multiplying such sum by the Applicable Day Count Fraction, and rounding the resultant figure to the nearest cent, half a cent being rounded upwards.

“Actual/Actual (ICMA)” means, where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Calculation Period”) is equal to or shorter than the Determination Period (as defined below) during which the Calculation Period ends, the number of days in such Calculation Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year.

“Determination Dates” mean March 28 and September 28 in each year.

“Determination Period” means the period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

“Interest Commencement Date” means the Original Issue Date

General At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

	Year Ended December 31,				Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Dated May 3, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132807

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter at 1-212-250-3127 or Investor Communications of the issuer at 1-203-357-3950.